Exhibit 99.1

Theseus Pharmaceuticals Announces Business and Pipeline Highlights and Reports Second

Quarter 2022 Financial Results

THE-630 Phase 1/2 clinical trial enrolling patients; initial data expected in Q2 2023

Nomination of development candidate for fourth-generation epidermal growth factor receptor (EGFR) inhibitor program expected in Q3 2022; IND expected in 2023

$228.6 million in cash, cash equivalents, and investments as of June 30, 2022; expected to fund operations into the fourth quarter of 2024

Cambridge, Mass., August 11, 2022 /PRNewswire/ -- Theseus Pharmaceuticals, Inc. (NASDAQ: THRX) (Theseus or the Company), a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development, and commercialization of transformative targeted therapies, today announced business and pipeline highlights and reported financial results for the second quarter ended June 30, 2022.

“At Theseus, we are developing next-generation tyrosine kinase inhibitors (TKIs) to outsmart cancer resistance—a key challenge facing existing therapies in targeted oncology. 2022 is a critical year of execution and we have continued to make significant progress across our programs,” said Tim Clackson, Ph.D., President and Chief Executive Officer of Theseus. “Enrollment in the dose escalation portion of the Phase 1/2 trial of THE-630 in patients with advanced GIST is on track and we look forward to the expected announcement of initial clinical data in the first half of 2023. We are on track to nominate a development candidate for our EGFR inhibitor program for the treatment of non-small cell lung cancer in the third quarter of 2022 and plan to present preclinical data supporting the promising profile for this candidate in the fourth quarter of 2022. We expect to expand our pipeline with the introduction of a third TKI program later this year.”

Recent Pipeline Highlights and Upcoming Expected Milestones:

THE-630: a single molecule, pan-variant inhibitor of the receptor tyrosine kinase KIT. Designed for patients whose gastrointestinal stromal tumors (GIST), a disease that remains largely KIT-dependent following multiple lines of treatment, has developed resistance to earlier lines of therapy.

●	A Phase 1/2 dose-escalation and expansion clinical trial evaluating THE-630 in patients with advanced GIST is ongoing, as the Company completes site activations and continues to enroll patients in the dose-escalation portion of the trial.
●	Initial data from the Phase 1 dose-escalation portion of the clinical trial are expected to be presented at a scientific conference in the second quarter of 2023.

EGFR inhibitor for non-small cell lung cancer (NSCLC): a fourth-generation, single molecule, selective EGFR inhibitor, designed to inhibit all major single-, double-, and triple-mutant EGFR variants found in the tumors of patients with EGFR-mutant NSCLC that have developed resistance to first- or later-line osimertinib treatment, including the C797S and T790M mutations, with central nervous system (CNS) activity.

●	Theseus expects to nominate a development candidate for this program in the third quarter of 2022 and to introduce this candidate along with a presentation of new preclinical data at a scientific conference in the fourth quarter of 2022.
●	Theseus expects to submit an Investigational New Drug (IND) application to the U.S. Food and Drug Administration in 2023.
●	At the 2022 American Association for Cancer Research (AACR) Annual Meeting in April 2022, the Company presented preclinical data demonstrating that pan-variant inhibition of all major EGFR mutations consisting of single-, double-, and triple-EGFR mutants, including T790M and C797S, with selectivity over wild-type and CNS activity, can be achieved with a single molecule.

R&D Portfolio: Theseus’ discovery platform incorporates its structure-guided drug design and predictive resistance assay (PRA) to develop next-generation, pan-variant inhibitor molecules targeting all major cancer-causing and treatment-resistance mutations of tyrosine kinase targets.

●	The Company continues advancing its preclinical discovery pipeline and expects to introduce a new kinase target program by the end of 2022.

Business Highlights:

●	In May 2022, Theseus announced the appointment of Don Hayden to its Board of Directors. Mr. Hayden brings over 40 years of industry experience to the Board, including previously serving as President of Oncology and Immunology and as President of Global Pharmaceuticals at Bristol Myers-Squibb and as Chair at numerous biotech companies.
●	In June 2022, Theseus appointed Steve Tuller as Vice President, Quality Assurance. Mr. Tuller has 24 years of experience in the pharmaceutical and biotechnology industries. Before joining Theseus, he served as Vice President, Head of Quality Assurance at Epizyme, Inc., where he initiated the GxP Quality Assurance organization.

Second Quarter Financial Results:

Cash Position: As of June 30, 2022, Theseus had cash, cash equivalents and short-term and long-term investments of $228.6 million. Theseus expects its cash, cash equivalents, and investments to fund operations and capital expenditures into the fourth quarter of 2024 based on its current operating plan.

R&D Expenses: Research and development expenses were $7.3 million for the second quarter of 2022, as compared to $4.5 million for the same period in 2021. This increase was primarily due to $2.0 million of increased employee-related costs, and $0.6 million of increased expenses for clinical and preclinical studies.

G&A Expenses: General and administrative expenses were $4.7 million for the second quarter of 2022, as compared to $2.3 million for the same period in 2021. This increase was primarily due to $1.6 million of increased employee-related costs, as well as $0.5 million of increased professional fees.

Net Loss: Net loss was $11.6 million for the second quarter of 2022, as compared to a net loss of $6.8 million for the same period in 2021.

About Theseus Pharmaceuticals, Inc.

Theseus is a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development and commercialization of transformative targeted therapies. Theseus is working to outsmart cancer resistance by developing pan-variant tyrosine kinase inhibitors (TKIs) to target all known classes of cancer-causing and resistance mutations that lead to variants in a particular protein in a given type of cancer. Theseus' lead product candidate, THE-630, is a pan-variant KIT inhibitor for the treatment of patients with advanced gastrointestinal stromal tumors (GIST), whose cancer has developed resistance to earlier lines of kinase inhibitor therapy. Theseus is also developing a fourth-generation, selective epidermal growth factor receptor (EGFR) inhibitor for C797S-mediated resistance to first- or later-line osimertinib treatment in patients with non-small cell lung cancer (NSCLC). For more information, visit www.theseusrx.com.

Cautionary Statement Regarding Forward Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "on track," "predict," "potential," "seem," "seek," "future," "outlook," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding Theseus' strategy, future operations, prospects and plans, the structure and timing of its preclinical studies and clinical trials, expected milestones, market opportunity and sizing and objectives of management, including in relation to the Phase 1/2 dose escalation and expansion clinical trial for THE-630, EGFR inhibitor program and other programs and development candidates.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, such as those described from time to time in the reports Theseus files with the Securities and Exchange Commission (SEC), including Theseus' Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which are on file with the SEC and available on the SEC's website at https://www.sec.gov/. Additional factors may be described in those sections of Theseus' Form 10-Q for the quarter ended June 30, 2022, expected to be filed with the SEC in the third quarter of 2022. However, new risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risk factors and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements contained in this press release are based on the current expectations of Theseus' management team and speak only as of the date hereof, and Theseus specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact

Amy Jobe, Ph.D.

LifeSci Communications

315-879-8192

ajobe@lifescicomms.com

Investor Contacts

Christen Baglaneas

Theseus Pharmaceuticals

857-706-4993

christen.baglaneas@theseusrx.com

Josh Rappaport

Stern Investor Relations

212-362-1200

josh.rappaport@sternir.com

Theseus Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$7,344	$4,485	$13,892	$8,310
General and administrative	4,736	2,329	8,767	2,993
Total operating expenses	12,080	6,814	22,659	11,303
Loss from operations	(12,080)	(6,814)	(22,659)	(11,303)
Other income, net	431	7	513	23
Net loss	$(11,649)	$(6,807)	$(22,146)	$(11,280)
Net loss per share attributable to common stockholders—basic and diluted	$(0.30)	$(6.82)	$(0.58)	$(11.81)
Weighted-average common stock outstanding—basic and diluted	38,415,379	997,326	38,332,605	955,085

Comprehensive loss:
Net loss	$(11,649)	$(6,807)	$(22,146)	$(11,280)
Other comprehensive loss:
Unrealized loss on investments	(203)	—	(332)	—
Total comprehensive loss	$(11,852)	$(6,807)	$(22,478)	$(11,280)

Theseus Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	JUNE 30,	DECEMBER 31,
	2022	2021
Assets
Cash and cash equivalents	$135,091	$244,662
Short-term investments	89,704	—
Long-term investments	3,807	—
Other assets	9,687	6,267
Total assets	$238,289	$250,929
Liabilities and Stockholders’ Equity
Liabilities	$9,294	$4,495
Stockholders’ equity	228,995	246,434
Total liabilities and stockholders’ equity	$238,289	$250,929